Exhibit 12

                            US Airways Group, Inc.
                  Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                            (dollars in thousands)

                                                             Year Ended December 31,
                                        -------------------------------------------------------------
                                           1996       1995        1994         1993         1992
                                        -------------------------------------------------------------
Earnings:
  Income (Loss) Before Taxes            $275,482   $128,272    $(684,923)    $(349,367)    $(600,818)

Add (deduct):
  Fixed charges:
    Interest expense                     267,122    302,593      284,034       249,916       248,691
    Amortization of debt
      issuance costs                       3,355      4,154        7,523         7,308         3,360
    Interest factor in
      noncapitalized rentals             334,952    339,721      384,580       363,526       349,984
  Interest capitalized                    (8,398)    (8,781)     (13,760)      (17,763)      (27,802)
  Amortization of previously
    capitalized interest                  10,286     10,238        8,802         7,527         6,810
                                        --------   --------     --------      --------      --------
        Earnings, as adjusted           $882,799   $776,197     $(13,744)     $261,147      $(19,775)

  Fixed charges:
    Interest expense                     267,122    302,593      284,034       249,916       248,691
    Amortization of debt
      issuance costs                       3,355      4,154        7,523         7,308         3,360
    Interest factor in
      noncapitalized rentals             334,952    339,721      384,580       363,526       349,984
    Preferred stock dividends             88,775     84,904       78,036        73,651        51,766
                                        --------   --------     --------      --------      --------
                                        $694,204   $731,372     $754,173      $694,401      $653,801
  Ratio of earnings to combined
    fixed charges and preferred
    stock dividends                          1.3        1.1         *             *             *


* For the years ended December 31, 1994, 1993 and 1992, earnings were not sufficient to cover fixed charges. Additional earnings of approximately $768 million for 1994, $433 million for 1993 and $674 million for 1992 would have been necessary to achieve a ratio of 1.0.